The Reader’s Digest Association, Inc.
Third Quarter Fiscal 2006 Earnings Conference Call
April 26, 2006

Remarks of Thomas D. Gardner, Executive Vice President and President, International

Thanks, Eric and good morning.

Over the past three months I’ve been immersed in a thorough review of Books Are Fun operations. In that time I’ve become very familiar with the issues facing Books Are Fun. And also in that time, I’ve become very excited by the potential for Books Are Fun to return to healthy profitability and, in time, sales growth. Working with key RDA executives and the Books Are Fun management team, we have developed and are executing a five-part strategy to turn around the business.

The goals of the plan are straightforward:

•	First, to maintain and expand Books Are Fun’s leading position in the display marketing business.
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Second, to improve operating profit margins to mid-to-high single digits within two years, with a long term goal of double digits. As Eric said, this business requires investment, and that will dampen margins in the short-term, but ultimately help to expand them

•	And third, to position the business for long-term revenue growth
While the third quarter business results remain soft, and we expect that softness to continue in the fourth quarter, we believe we will see better results in fiscal ‘07.

Let me outline the five-part turnaround plan for you, and then go into each element in more detail.

•	First, upgrade the organization, with a focus on building a management team designed to meet the challenges of the current environment.
•	Second, reduce costs significantly, to more closely align the cost structure with the current revenues.
•	Third, focus on the core businesses, exiting smaller lines of business that do not have sufficient growth potential
•	Fourth, increase the size of the corporate sales force to full capacity.

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And fifth, revitalize the overall business model. This involves a series of actions designed to rebuild event averages and profit margins. These range from improving product flow and developing more sophisticated pricing approaches to liquidating significant inventory positions.

Now to each in turn, and I’ll start with our progress in upgrading the organization.

We have concluded that we need a management team that is more disciplined in their business decision making, more responsive to market circumstances and to our sales reps, and more focused on cost controls and execution. Since December we have made several changes to the management team to achieve these goals, and most recently - just last week - we changed the leadership at the top of the house at Books Are Fun. We are actively recruiting for a new President of Books Are Fun and expect to fill the position within a few months.

In the interim, Tom Barry, a senior Reader’s Digest financial executive, has assumed responsibility for Books Are Fun, reporting to me. Since January Tom has been immersed in Books Are Fun as the leader of our reengineering team. He is aided in this task by a new divisional CFO and a new head of IT. We are also actively recruiting for a new position, a Vice President of Marketing.

To attract top-flight talent for these open positions, and achieve other objectives, we will relocate the senior management team and selected staff to the Chicago suburbs beginning July 1st. We are moving fast on this - we already have our Chicago facility lined up and are in the process of arranging for the moves of key personnel. We still expect the majority of our non-executive employees to remain in Fairfield.

The second part of our plan is to cut costs. While I cannot give a target amount of savings at this time, we are beginning to reduce overheads significantly. This involves a downsizing at the Fairfield location, driven by process redesign initiatives underway, and a reduction in other overhead items such as travel and expense and consulting budgets.

In addition, our inventory rationalization program should reduce warehousing costs considerably. And on top of that we are also participating in a major Reader’s Digest warehousing project to capture synergies across all of our North American companies, including Books Are Fun.

The third element of the plan is to streamline the business, in order to increase our focus on school drops and corporate fairs, the two original businesses that comprise 85% of our sales. There is solid potential in these businesses and we are ensuring that they are receiving appropriate focus at this time.

About a month ago we announced the closing of our jewelry business and we continue to assess the viability of all of our businesses. We are implementing exit plans for jewelry at this time and expect to complete these in the short term.

The fourth element of the plan is to increase the size of our sales force. In the past year, we have lost a number of reps to our competition -- less than 10% of our total sales force but a significant portion of our corporate segment. Having said that, through aggressive retention programs we held on to far more reps than we lost.

The competition’s most recent sales recruiting blitz, held over the April 1st weekend, was a complete failure, as we have not lost a single rep due to that event or since then. Meanwhile, by redesigning our recruiting process and investing behind it, we have hired about 75 new reps across all lines of business in the last two months, including more than 20 new corporate reps. As a consequence, we have begun to increase materially our territory coverage.

For the first time, we are also getting calls from former Books Are Fun reps - some with very sizable businesses -- to see if they can come back to Books Are Fun from our competitor. And we invite ANY rep listening to this call now, who operates in an open Books Are Fun territory, to contact us about coming back. Check out our website. So with respect to the sales force, we believe the momentum has shifted.

Finally, the fifth element of the plan is to improve the business model. This is a project that will take time, but several major initiatives are under way. To improve product flow, we have redesigned our product testing process and now have far more confidence in our ability to find real winning products and forecast sales.

We are experimenting with product mix and more varied prices to realize greater margin. And we have embarked on an ambitious program to reduce our inventory levels, mostly through non-traditional channels, and increase turns. This will have many benefits: it will allow our product line-ups to be fresher, greatly reduce warehousing costs, and turn old inventory into cash. We expect this inventory reduction effort could take at least six months.

Improving the business model will benefit both the top line and the bottom line, and at a future point in time I will provide an update on some of the newer lines of business that we expect to help us achieve long-term growth objectives.

So these are the highlights of our five-part plan. We think that by driving this plan we can win and win big. We remain the industry leader by a wide margin. We know the competition is under pressure. We have an outstanding sales force that can outsell anyone in the field, and they will be aided by a streamlined home office totally focused on supporting the selling effort.
We have a great buying group that is terrific at sourcing and creating new products from an array of publishers, including exclusive Reader’s Digest children’s and reference books and a whole new line of cookbooks created by Reiman publishing. This is another crucial way we are leveraging synergies within the RD family, in addition to reengineering and warehousing initiatives.

Our message to all constituencies is clear. We intend to maintain our number one position in the display marketing business, and expand our market share. We are investing in this business substantially to make it operate more efficiently, get a first class leadership team in place, increase our sales force to full capacity, and liquidate non-productive assets.

Most of the specifics of the plan will be in place by the end of June. We are acting with urgency already, and will continue to do so even as we finalize the plan. We are focused on margin improvement and expect to achieve that in fiscal ’07. And in fiscal ’08 we intend to achieve both revenue growth and further margin improvement.

At this point, I’d like to introduce our CFO, Mike Geltzeiler, and when Mike is finished we’d be happy to answer any of your questions.